CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
SMF ENERGY CORPORATION

Pursuant to Section 151 of
the General Corporation Law of the State of Delaware

SMF Energy Corporation (the “Company”) is a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”). Pursuant to the authority granted to and vested in the Company’s Board of Directors (the “Board”) in accordance with the provisions of the Company’s Certificate of Incorporation, as amended, the Board hereby creates a series of preferred stock, par value $.01 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as are fixed by this Certificate of Designation as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and there shall be 10,000 authorized shares of Series A Preferred Stock. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

2.	Dividend Rights.

(a) Dividend Amounts. Unless earlier redeemed pursuant to Section 6, each holder of Series A Preferred Stock, in preference to the holders of Junior Stock (as defined below) of the Company, shall be entitled to receive when, as and if declared by the Board, but only out of funds that are legally available therefor, quarterly cash dividends at the rate of eighteen percent (18%) per annum of the sum of the Series A Original Issue Price (as defined below) and all then outstanding accumulated and unpaid dividends on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). If unpaid, such dividends shall cumulate on an annual basis on each anniversary date of the Series A Original Issue Date (as defined in Section 5(e)) or, if later as to any specific shares, from the original issue date of such shares of Series A Preferred Stock. The Series A Original Issue Price shall be five hundred fifty dollars ($550) per share (the “Series A Original Issue Price”). Such dividends shall be payable only in accordance with this Certificate of Designation and when, as and if declared by the Board and shall be cumulative from the Series A Original Issue Date (as defined herein) or, if later as to any specific shares, from the original issue date of such shares of Series A Preferred Stock. As used herein, “Junior Stock” shall mean the common stock of the Company, par value $0.01 per share (the “Common Stock”). No dividend may be declared or paid on the Series A Preferred Stock if there has been an Event of Default under that certain Loan and Security Agreement dated September 26, 2002 between the Company and its principal lender, Wachovia Bank, National Association (as at any time amended, restated, modified or otherwise supplemented from time to time, the “Loan Agreement) and such Event of Default is continuing at the time of the proposed declaration or payment of the dividend or if the declaration or payment of the dividend would result in an Event of Default. For purposes hereof, Event of Default shall have the meaning given in the Loan Agreement. If any person or entity (a “New Lender”) makes one or more new loans that are used to refinance and pay in full the loans made under the Loan Agreement, then the Company may not declare or pay a dividend on the Series A Preferred Stock if the Company is currently in default under any loan agreement between the Company and the New Lender (the “New Loan Agreement”) or if such payment or declaration would violate or constitute an event of default under the New Loan Agreement.

(b) Dividend Reset. If the Company discloses in a filing with the Securities and Exchange Commission (the “SEC”) that it has achieved positive Earning Before Interest, Taxes, Depreciation and Amortization for two consecutive fiscal quarters, the quarterly cash dividend shall be changed from eighteen percent (18%) per annum of the sum of the Series A Original Issue Price to twelve percent (12%) per annum of the sum of the Series A Original Issue Price effective two weeks after notice of such change is transmitted to holders of the Series A Preferred Stock.

(c) Priority of Dividend. So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock until all accumulated but unpaid dividends on the Series A Preferred Stock shall have been paid or declared and set apart. If all Series A Preferred Stock dividends have been paid or declared and set apart for both the preceding quarter and the upcoming quarter, then dividends may be paid on shares of Junior Stock (a “Junior Stock Dividend”). If a Junior Stock Dividend is paid, the holders of Series A Preferred Stock shall have no right to receive or otherwise participate in the Junior Stock Dividend.

3.	Voting Rights.

(a) Each holder of outstanding shares of Series A Preferred Stock is entitled to one vote at each meeting of stockholders of the Company with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as set forth in Section 3(b) below, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) To the extent that, under the DGCL or any successor act, statute or law, the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

4.	Liquidation Rights.

(a) Liquidation Preference. Upon any Liquidation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock of the Company, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount (the “Series A Liquidation Preference”) per share of Series A Preferred Stock equal to the greater of:

(i) the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all accumulated but unpaid dividends for each share of Series A Preferred Stock held by them; or

(ii) the fair market value of the Series A Preferred Stock on an as-converted to Common Stock basis (determined in accordance with Section 4(b)), plus all accumulated but unpaid dividends for each share of Series A Preferred Stock held by them;

(b) Determination of Fair Market Value. The fair market value of a share of Series A Preferred Stock on an as-converted to Common Stock basis shall be determined in good faith by the Board of the Company. In the event that a majority of the Company’s directors cannot agree on the fair market value, a mutually acceptable investment banking or valuation firm shall be retained to determine fair market value. The valuation of such firm shall be final and binding. Any party (whether a Director or an investment banking or valuation firm) making a determination of the fair market value of a share of Series A Preferred Stock on an as-converted to Common Stock basis shall make such determination, in their discretion, by reference to such appraisals, opinions, valuations or offers as they deem reasonable and appropriate. This valuation shall consider any minority or liquidity discounts. Notwithstanding the foregoing, in the case of an Acquisition or Asset Transfer, the fair market value of a share of Series A Preferred Stock on an as-converted to Common Stock basis shall be the amount received per share of Common Stock as a result of the Acquisition or Asset Transfer, multiplied by the number of shares of Common Stock into which one share of Series A Preferred Stock is then convertible.

(c) Distributions to Junior Stock. After the payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 4(a) above, and any other distribution that may be required with respect to any series of preferred stock that may from time to time come into existence, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(d) Liquidation Events. For purposes of this Section 4, a “Liquidation” shall mean the dissolution, liquidation or winding up of the Company. Notwithstanding the foregoing, no Liquidation shall be deemed to have occurred if (i) the Company has called for redemption all shares of Series A Preferred Stock in accordance with Section 6(b) on or before the date of an event which would otherwise be a Liquidation, provided that the Company then pays the Series A Redemption Price in accordance with Section 6 or (ii) on or before the date of an event which would otherwise be a Liquidation, there has been an automatic conversion of the Series A Preferred Stock pursuant to Section 5(l).

(e) Insufficient Assets to Pay Liquidation Preference. If, upon any Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the Series A Liquidation Preference, then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(f) Consideration Other Than Cash. In the event of a Liquidation in which the consideration received by the Company is other than cash, the value of distributions made in respect of such liquidation shall be the fair market value of such property as determined in good faith by the Board; provided, however, that any securities to be distributed pursuant to this Section 4(f) shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability (which are addressed in (ii) below):

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system of the thirty (30) day period ending three (3) days prior to the distribution of such securities;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the distribution of such securities; or

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 4(f)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

5. Conversion Rights. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time on or after the Series A Original Issue Date into fully-paid and nonassessable shares of Common Stock.

(b) Series A Preferred Stock Conversion Rate. Each share of Series A Preferred Stock shall be convertible into 1,000 shares of Common Stock, which rate will be increased or decreased to reflect adjustments to the Series A Conversion Price.

(c) Conversion Price. The conversion price for the Series A Preferred Stock (the “Series A Conversion Price”) shall be equal to $0.55 per share of Common Stock into which each share of Series A Preferred Stock is convertible (calculated as provided in Section 5(b)). The Series A Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. Accrued but unpaid dividends may also be converted to Common Stock at the Series A Conversion Price.

(d) Mechanics of Conversion. Each holder of Series A Preferred Stock who desires, or is required, to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Any accrued but unpaid dividends on converted stock will be paid on the next regular dividend payment date. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the holder(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after February 29, 2008 (the “Series A Original Issue Date”) effect a stock split or subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Series A Original Issue Date effect a reverse stock split or combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision, stock split, reverse stock split or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Series A Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Series A Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer or a subdivision or combination of shares or stock dividend or a reorganization, consolidation, merger or sale of assets provided for elsewhere in this Section 5), each holder of Series A Preferred Stock shall have the right thereafter to convert the Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Series A Original Issue Date, there is a merger, consolidation sale of all or substantially all of the Company’s assets or other capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 4(d) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5, as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series A Preferred Stock Conversion Price then in effect) shall be applicable after that event and be as nearly equivalent as practicable.

(j) Subsequent Sales of Shares. Except as expressly provided otherwise provided elsewhere in this Section 5, the issuance or sale by the Company issues of additional Shares of capital stock, including but not limited to shares of Common Stock or Preferred Stock, for a sales price that is less than the then-effective Series A Conversion Price shall not cause any change in or otherwise affect the then-existing Series A Conversion Price.

(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any Asset Transfer, merger or consolidation of the Company with or into any other corporation, the Company shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation, reorganization, reclassification, transfer, consolidation, merger, is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation, reorganization, reclassification, transfer, consolidation, or merger.

(l) Automatic Conversion of Series A Preferred Stock.

(i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, (A) if the closing price of the Common Stock as reported on the Nasdaq Capital Stock Market (or on such other public securities trading market, such as the OTC Bulletin Board, as then constitutes the primary trading market for the Common Stock) is equal to two times or greater than the Series A Conversion Price then in effect (the “Series A Automatic Conversion Price”), for a period of twenty (20) consecutive business days, or (B) at any time upon the affirmative election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Series A Preferred Stock, or (C) upon the earliest to occur of (x) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least two times the Series A Automatic Conversion Price and (ii) the cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least ten million dollars ($10,000,000), or (y) the closing of an Acquisition or an Asset Transfer that results in the holders of the Series A Preferred Stock receiving cash consideration per share not less than the Series A Automatic Conversion Price. Upon such automatic conversion, any accumulated but unpaid dividends shall be paid in accordance with the provisions of Section 5(d). No share of Series A Preferred Stock may be automatically converted at any time on or after the date on which the Company has called for redemption all shares of Series A Preferred Stock pursuant to Section 6(b), provided that the Company then pays the Series A Redemption Price in accordance with Section 6.

(ii) Upon the occurrence of the event specified in Section 5(l)(i) above, subject to the last sentence of Section 5(l)(i), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company may, in lieu of issuing any fractional share, elect to pay a whole share for such fractional share or to pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion or to.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

(p) No Dilution or Impairment. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

(q) Conversion Limitation. Notwithstanding the foregoing, no share of Series A Preferred Stock may be converted at any time on or after the date of the call for redemption all shares of Series A Preferred Stock pursuant to Section 6(b), provided that the Company then pays the Series A Redemption Price in accordance with Section 6, provided, however, that Series A Preferred Stock may be converted, however, at any time during the ten (10) day notice period for the call for redemption.

6. Redemption.

(a) No Redemption Unless Otherwise Specified. Except as set forth in Section 6(b) below, the Series A Preferred Stock shall not be redeemable by the Company.

(b) Right of the Company to Call Series A Preferred Stock for Redemption. At any time after the Series A Original Issue Date, the Company may call (by giving ten (10) days notice of the call) for redemption all or any portion of the shares of Series A Preferred Stock at the Series A Redemption Price (as defined in Section 6(b)(i)) and on the terms set forth in Section 6(b)(ii) (“Series A Redemption Election”). If the redemption is for less than all of the outstanding shares of Series A Preferred Stock, the Company shall be under no obligation to redeem the Series A Preferred Stock of various holders on a pro rata basis but may select, in its sole discretion, which shares will be redeemed. If the Series A Redemption Election is made in connection with any Liquidation or a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, which in either case the Company intends to close on or before the date specified for the payment of the Series A Redemption Price, then the Company may withdraw the Series A Redemption Election if such event is not closed on or before such payment date.

(i) Calculation of the Redemption Price. The price at which the Company shall be obligated to redeem each share of Series A Preferred Stock that is subject to any Series A Redemption Election (the “Series A Redemption Price”) shall be the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any accrued but unpaid dividends through the date of redemption.

(ii) Redemption Terms. The Series A Redemption Price shall be paid to a holder of Series A Preferred Stock within fifteen (15) business days after the date the Company calls the Series A Preferred Stock for redemption.

(iii) Disinterested Vote of Board. If any member of the Company’s Board of Directors has a direct or indirect pecuniary interest or beneficial ownership interest in any outstanding shares of Series A Preferred Stock, then such director shall be recused from any deliberations or vote of the Board as to whether to redeem shares of the Series A Preferred Stock.

(c) Mechanics of Redemption. Each holder of Series A Preferred Stock whose shares are called for redemption pursuant to this Section 6 shall, on the payment date of and as a condition to receiving the Series A Redemption Price, surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock. Such redemption shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be redeemed and the holder’s receipt of the Series A Redemption Price, and from and after such date, all rights of the holder of the Series A Preferred Stock redeemed shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or deemed to be outstanding for any purpose whatsoever. Any right to accrued dividends will cease on the payment date irrespective of whether the holder surrenders the certificate on such date.

7. Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise may be reissued by the Company as part of Series A Preferred Stock or as shares of another series of the Company’s Preferred Stock.

8. No Preemptive Right. Holders of Series A Preferred Stock shall have no preemptive rights of any kind.

9. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery or when sent via email to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the applicable address, either physical or electronic, of such holder appearing on the books of the Company or such holder’s most recent email address known to the Company.

IN WITNESS WHEREOF, SMF Energy Corporation has caused this Certificate of Designation to be signed this 29th day of February, 2008.

SMF ENERGY CORPORATION

By:	/s/ Richard E. Gathright
Name:	Richard E. Gathright
Title:	Chief Executive Officer and President